EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1/A of our audit opinion report dated March 18, 2022, with respect to the audited financial statements of Ainos, Inc. included in the Form S-1 for the period ended December 31, 2021. We also consent to the references to us under the headings  “Experts” in such Registration Statement.

Very truly yours,

/s/PWR CPA, LLP

PWR CPA, LLP

Houston, TX

July 8, 2022